Exhibit 2

Suite 920-475 West Georgia Street Vancouver, BC V6B 4M9	Tel: 1-604-689-0234 Fax: 1-604-688-0094

FOR IMMEDIATE RELEASE

PERU COPPER CHAIRMAN EXERCISES COMMON SHARE

PURCHASE WARRANTS

Vancouver, British Columbia, Canada, January 18, 2006 - Peru Copper Inc. (TSX:PCR, PCR.WT / AMEX:CUP, CUP.WS / BVI:CUP) (“Peru Copper” or the “Company”) announces that J. David Lowell, one of the Company’s founders, the Executive Chairman and a member of the board of directors, has exercised all of his common share purchase warrants in exchange for 1,180,000 common shares, resulting in an equity investment of U$2,360,000 in the Company. With this purchase, Mr. Lowell’s ownership stake in Peru Copper now totals 15,340,000 common shares or 15.7% of the Company’s outstanding common shares.

The Company’s outstanding warrants, which expire on March 18, 2006, have an exercise price of U$2 per share. The closing price of the Company’s common shares yesterday was U$2.54 on the American Stock Exchange and C$2.84 on the Toronto Stock Exchange.

Charles Preble, the Company’s President and Chief Executive Officer, stated “We are very pleased that Mr. Lowell has elected to exercise his warrants and to make an additional investment in the Company. It indicates Mr. Lowell’s strong belief in Peru Copper and its future.”

On October 5, 2005, the Company announced an updated independent resource estimate for its Toromocho Project which includes 1.8 billion tonnes of measured and indicated mineralized material at an average copper equivalent of 0.68%. Including an additional 241 million tonnes of inferred material at an average copper equivalent grade of 0.57%, Toromocho is now estimated to have over 21 billion pounds of contained copper and over 700 million pounds of molybdenum.

The Company recently retained SNC-Lavalin to prepare a Prefeasibility Study on the Toromocho Project which will be completed in the first quarter of 2006.

On November 7th, 2005, the Company announced that it retained UBS Investment Bank as its financial advisor to assist in evaluating strategic alternatives to maximize shareholder value from its Toromocho Copper Project.

Peru Copper is involved in the acquisition and exploration of potentially mineable deposits of copper in Peru. On June 11, 2003, Peru Copper entered into the Toromocho Option Agreement (“Toromocho Option”) with Empresa Minera del Centro del Peru S.A. (“Centromin”), a Peruvian state-owned mining company, whereby Centromin granted the Company the option to acquire its interest in the mining concessions and related assets of the Toromocho Project.

For further information please contact Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral deposit”, that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form F-1 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.

Forward-Looking Statements:

Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in the Peru Copper Inc. periodic filings with Canadian Securities Regulators. Such forward-looking information represents management’s best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Peru Copper does not assume the obligation to update any forward-looking statement.

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the price of copper, the timing of completion of exploration activities and the determination and amount of estimated mineral resources involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of Peru Copper Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to the exploration and potential development of the properties owned by the company, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-1 as on file with the Securities and Exchange Commission in Washington, D.C. Although Peru Copper Inc. has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

2